Exhibit 99.1

Rosetta Resources Inc. Announces 2012 Financial and Operational Results and Provides 2013 Outlook

•	Achieved quarterly and annual all-time records in production and proved reserves

•	Attained double-digit growth in Eagle Ford production and reserves for all products versus 2011

•	Exited 2012 with self-funding Eagle Ford program

•	Updated 2013 capital estimate to reflect lower Eagle Ford well costs

•	Released higher 2013 volume guidance

HOUSTON, February 25, 2013 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported fourth quarter 2012 net income of $42.3 million, or $0.80 per diluted share, versus net income of $32.2 million, or $0.61 per diluted share, for the same period in 2011.  Adjusted net income (non-GAAP) for the quarter was $42.0 million, or $0.79 per diluted share, excluding an unrealized gain on derivative activities of $0.6 million, or $0.4 million after-tax. Fourth quarter earnings also include a $0.14 per diluted share impact related to stock-based compensation.

For the year ended December 31, 2012, Rosetta reported net income of $159.3 million, or $3.01 per diluted share, versus a net income of $100.5 million, or $1.91 per diluted share, for the same period in 2011.  Adjusted net income (non-GAAP) for the year was $146.7 million, or $2.77 per diluted share, excluding an unrealized gain on derivative activities of $19.7 million, or $12.6 million after-tax, versus $1.90 per diluted share in 2011.  Adjusted net income increased versus 2011 primarily due to increased production and a higher liquids mix.  A summary of the adjustments made to calculate adjusted net income is included in the attached “Non-GAAP Reconciliation Disclosure” table.

“The momentum of our Eagle Ford development activities accelerated during 2012 as we achieved record levels of production, reserves, and cash flow, and ended the year with a fully self-funding Eagle Ford program,” said Randy Limbacher, Rosetta’s chairman, CEO and president.  “Rosetta is on track to deliver another year of double-digit production growth.  In addition, we continue to advance our efforts to capture new opportunities and further expand our substantial inventory of projects.”

2012 Fourth Quarter and Full Year Results

Production for the quarter averaged a record 44.3 thousand barrels of oil equivalent per day ("MBoe/d"), an increase of 38 percent from the same period in 2011 and 20 percent from the prior quarter. Production for the year averaged an all-time annual record of 37.2 MBoe/d, up 35 percent from 2011. The increase for all periods was a result of strong production growth from the Eagle Ford area. The Company’s 2012 exit rate averaged 47.3 MBoe/d.  Oil and natural gas liquids (“NGLs”) production both reached all-time high levels for the year ending December 31, 2012, increasing 87 percent and 69 percent year-over-year, respectively.  A summary of the Company’s production results and average sales prices by commodity is included in the attached “Summary of Operating Data” table.

Revenues for the fourth quarter of 2012 were $178.3 million compared to $136.3 million for the same period in 2011.  Fourth quarter revenues including realized derivative activities were $177.7 million in 2012 and $128.4 million in 2011.  During the period, 81 percent of revenue was generated from oil, condensate and NGL sales, including the effects of realized derivatives, as compared to 74 percent a year ago.

For full-year 2012, revenues were $613.5 million compared to $446.2 million for the same period in 2011.  Full-year 2012 revenues including realized derivative activities were $593.8 million in 2012 and $445.0 million in 2011. For the year, 81 percent of revenue was generated from oil, condensate and NGL sales including the effects of realized derivative instruments, as compared to 63 percent a year ago.

Direct lease operating expense (“LOE”) for the fourth quarter decreased by 11 percent versus the third quarter on a per-unit basis.  For full-year 2012, direct LOE also declined by 11 percent versus the prior year.  Production growth from the Eagle Ford more than offset the operating costs of higher volumes.  The Company’s fourth quarter treating and transportation expense declined by five percent on a per-unit basis, from the third quarter.  For the year, treating and transportation per-unit expense is higher versus the prior year but lower than the guidance range.  A summary of the Company’s results on a per-unit basis is included in the attached “Summary of Operating Data” table.

2012 Proved Reserves

As previously reported, proved reserves as of December 31, 2012 increased by 25 percent to 201 million barrels of oil equivalent (“MMBoe”) comprised of 44.4 million barrels of crude oil and condensate, 71.6 million barrels of NGLs and 509 Bcf of natural gas. Of total proved reserves, 58 percent are liquids and 37 percent are classified as proved developed.  Included in the total are 65.6 MMBoe of reserves additions primarily from continued success in the Eagle Ford area offset by 10.6 MMBoe of reserves divested during the year and 1.7 MMBoe in net downward revisions primarily related to lower natural gas prices.

Rosetta replaced 472 percent of production from all sources at a reserve replacement cost of $10.03 per Boe.  The estimated standardized measure of discounted future net cash flows from Rosetta's proved reserves at December 31, 2012 was $1.84 billion, representing an increase of 8 percent from the prior year.

Operational Update

In the fourth quarter of 2012, Rosetta made capital investments of $160.5 million, drilling 22 gross wells with a 100 percent success rate and completing a record 19 wells.  The Company operated five to six rigs in the Eagle Ford area during the period.

Total capital expenditures for 2012 were $653 million with a total of 85 gross wells drilled at a 100 percent success rate and 64 gross wells completed.  Capital spending in 2012 included $513 million for drilling and completion activity in the Eagle Ford area where 80 wells were drilled and 62 completed. Rosetta is currently conducting development drilling activities in four Eagle Ford areas.

The following table details Rosetta's Eagle Ford gross well completion activity by area:

As of December 31, 2012	4Q 2012 Completed	2012 Completed	Completed To Date	Drilled Awaiting Completion
Gates Ranch	12	40	96	20
Briscoe Ranch	0	3	4	3
Karnes Trough	7	16	17	5
Central Dimmit	0	3	5	4
Encinal	0	0	4	0
Eagle Ford	19	62	126	32

Since beginning operations in the Eagle Ford area, Rosetta has completed 126 horizontal Eagle Ford wells as of December 31, 2012. Approximately 13 percent of the Company’s identified Eagle Ford inventory is drilled and on production.  At the end of the year, 32 drilled wells were awaiting completion, 20 of which were drilled during the fourth quarter.

Well performance on the Company’s largest Eagle Ford asset at Gates Ranch in Webb County remains strong at 55-acre well spacing. Approximately 332 of the estimated 428 Gates Ranch well locations remain to be completed.

In Dimmit County, four of the 68 planned well locations at Briscoe Ranch are on production and performing as expected.  In addition, Rosetta successfully delineated its Lasseter & Eppright acreage, one of three leases in the central area of the county.  Drilling activities are also underway on both the Vivion and Light Ranch leases in the area.

Drilling and completion operations continue in the predominantly crude oil-producing Karnes Trough area.  On the Dubose lease in Gonzales County, three locations remain to be drilled and five drilled wells are awaiting completion following the addition of three well locations in an acreage trade during the fourth quarter. Ultimately, there will be 10 wells on production after full development of the Dubose lease is completed during the first half of 2013.  On the Klotzman lease, all 15 well locations have been drilled and completed, with seven completions brought on production during the latter part of the fourth quarter.

In the fourth quarter, the Company negotiated a farm-in agreement on 535 gross (505 net) acres adding six Eagle Ford well locations in Live Oak County.  As of December 31, 2012, the Company holds approximately 67,000 net acres in the Eagle Ford area with 53,000 net acres located in the liquids-rich part of the play.

Rosetta currently plans to drill 75 to 80 wells and complete 60 to 65 Eagle Ford wells during 2013.  During the first quarter of 2013, the Company expects to complete 15 to 20 Eagle Ford wells and continue to operate five to six rigs in the play, including two to three rigs in the Gates Ranch area.

During the quarter, Rosetta successfully drilled its first Pearsall shale exploratory well on the Tom Hanks lease in LaSalle County.  The well is currently completed and awaiting pipeline connection.  In addition, Rosetta acquired 1,711 gross acres in Atascosa County.

Financing and Derivatives Update

At the end of 2012, the Company’s borrowing base and committed amount totaled $625 million under Rosetta’s Senior Revolving Credit Facility (“Credit Facility”).  On February 25, 2013, Rosetta had $225 million outstanding with $400 million available for borrowing under the Credit Facility.

During January and February, Rosetta placed additional derivative swap positions for 2013 and 2014 oil production.  The attached “Derivatives Summary” table outlines the Company’s overall commodity derivatives position as of February 25, 2013.

2013 Outlook

The Company’s 2013 capital program is expected to range from $640 - $700 million compared to its original $700 million capital budget.    The revised capital guidance accounts for recently reported well cost savings of approximately $1.0 million per well in most activity areas.  These lower well costs are expected to provide an additional $60 million of flexibility in executing the 2013 capital plan and the updated range reflects that optionality.

Rosetta’s January production averaged 47.4 MBoe/d.  Of that amount, 63 percent is liquids comprised of 29 percent oil and 34 percent NGLs.  Assuming no changes to the estimated number of completions in 2013, the Company now expects production guidance for the year to range from 47 – 51 MBoe/d.  Exit rate guidance remains unchanged from the previous estimate with volumes projected between 52 – 56 MBoe/d.    The Company's per unit cost ranges for full year 2013 outlined in the attached “Summary of Expense Guidance” table are unaffected.

On February 1, an additional 50 million cubic feet per day (“MMcf/d”) of Eagle Ford firm gross wet gas capacity became available. The Company currently has a total of 245 MMcf/d of firm takeaway capacity in place to meet planned 2013 production levels.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford area in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is a Delaware Corporation based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

Don O. McCormack
Vice President, Treasurer and Chief Accounting Officer
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except par value and share amounts)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$36,786	$47,050
Accounts receivable, net	103,828	77,374
Derivative instruments	14,437	10,171
Prepaid expenses	5,742	2,962
Deferred income taxes	311	11,015
Other current assets	1,456	2,942
Total current assets	162,560	151,514
Oil and natural gas properties using the full cost method of accounting:
Proved properties	2,829,431	2,297,312
Unproved/unevaluated properties, not subject to amortization	95,540	141,016
Gathering systems and compressor stations	104,978	38,580
Other fixed assets	16,346	9,494
	3,046,295	2,486,402
Accumulated depreciation, depletion and amortization including impairment	(1,808,190)	(1,657,841)
Total property and equipment, net	1,238,105	828,561

Other assets:
Deferred loan fees	7,699	8,575
Deferred income taxes	-	74,150
Derivative instruments	6,790	1,633
Other long-term assets	262	912
Total other assets	14,751	85,270
Total assets	$1,415,416	$1,065,345

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,874	$2,489
Accrued liabilities	120,336	107,594
Royalties and other payables	61,637	50,689
Derivative instruments	-	6,788
Current portion of long-term debt	-	20,000
Total current liabilities	183,847	187,560
Long-term liabilities:
Derivative instruments	563	1,351
Long-term debt	410,000	230,000
Deferred income taxes	10,086	-
Other long-term liabilities	6,921	13,598
Total liabilities	$611,417	$432,509

Commitments and contingencies

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2012 or 2011	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 53,145,853 shares and 52,630,483 shares at December 31, 2012 and 2011, respectively	53	52
Additional paid-in capital	830,539	810,794
Treasury stock, at cost; 581,717 shares and 450,173 shares at December 31, 2012 and 2011, respectively	(17,479)	(11,296)
Accumulated other comprehensive income	(63)	1,632
Accumulated deficit	(9,051)	(168,346)
Total stockholders' equity	803,999	632,836
Total liabilities and stockholders' equity	$1,415,416	$1,065,345

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2012	2011	2010
Revenues:
Oil sales	$318,782	$156,284	$54,542
NGL sales	160,461	125,301	45,200
Natural gas sales	93,711	163,382	208,688
Derivative instruments	40,545	1,233	-
Total revenues	613,499	446,200	308,430
Operating costs and expenses:
Lease operating expense	42,429	34,900	51,085
Treating and transportation	51,826	22,316	6,963
Production taxes	16,722	12,073	5,953
Depreciation, depletion and amortization	154,223	123,244	116,558
General and administrative costs	68,731	75,256	56,332
Total operating costs and expenses	333,931	267,789	236,891
Operating income	279,568	178,411	71,539
Other expense (income):
Interest expense, net of interest capitalized	24,316	21,291	27,073
Interest income	(7)	(42)	(38)
Other (income) expense, net	60	903	(1,087)
Total other expense	24,369	22,152	25,948

Income before provision for income taxes	255,199	156,259	45,591
Income tax expense	95,904	55,713	26,545
Net income	$159,295	$100,546	$19,046

Earnings per share:
Basic	$3.03	$1.93	$0.37
Diluted	$3.01	$1.91	$0.37

Weighted average shares outstanding:
Basic	52,496	51,996	51,381
Diluted	52,887	52,616	52,168

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash flows from operating activities:
Net income	$159,295	$100,546	$19,046
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	154,223	123,244	116,558
Deferred income taxes	95,904	56,170	26,740
Amortization of deferred loan fees recorded as interest expense	2,856	2,248	2,828
Amortization of original issue discount recorded as interest expense	-	-	1,258
Stock-based compensation expense	18,539	29,010	14,147
Derivative instruments	(19,662)	(12,124)	(1,715)
Change in operating assets and liabilities:
Accounts receivable	(26,454)	(41,215)	(11,337)
Prepaid expenses	(2,780)	(226)	852
Other current assets	680	287	961
Long-term assets	650	(450)	(316)
Accounts payable	(615)	(1,180)	1,390
Accrued liabilities	(19,382)	1,945	6,848
Royalties and other payables	10,948	37,409	(1,195)
Other long-term liabilities	(3,572)	(8,863)	796
Derivative instruments	-	12,736	-
Net cash provided by operating activities	370,630	299,537	176,861
Cash flows from investing activities:
Additions to oil and natural gas assets	(622,168)	(432,951)	(328,889)
Acquisition of oil and natural gas assets	-	-	(5,874)
Disposals of oil and natural gas assets	88,527	242,588	83,142
Net cash used in investing activities	(533,641)	(190,363)	(251,621)
Cash flows from financing activities:
Borrowings on Credit Facility	290,000	-	64,000
Payments on Credit Facility	(110,000)	(100,000)	(124,000)
Issuance of Senior Notes	-	-	200,000
Repayments on Restated Term Loan	(20,000)	-	(80,000)
Deferred loan fees	(1,980)	(3,150)	(6,282)
Proceeds from stock options exercised	910	3,792	4,843
Purchases of treasury stock	(6,183)	(4,400)	(3,423)
Net cash provided by (used in) financing activities	152,747	(103,758)	55,138

Net (decrease) increase in cash	(10,264)	5,416	(19,622)
Cash and cash equivalents, beginning of year	47,050	41,634	61,256
Cash and cash equivalents, end of year	$36,786	$47,050	$41,634

Supplemental disclosures:
Cash paid for interest expense, net of capitalized interest	$20,834	$19,044	$22,987
Cash (received) paid for income taxes	$(105)	$(405)	$337

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$88,844	$57,546	$22,945

Rosetta Resources Inc.
Summary of Operating Data
(In thousands, except percentages and per unit amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2012	2011	% Change Increase/ (Decrease)	2012	2011	% Change Increase/ (Decrease)

Daily production by area (Boe/d):
Eagle Ford	44,163	27,411	61%	35,853	21,436	67%
Lobo	-	3,105	(100%)	733	3,253	(77%)
Sacramento Basin	-	451	(100%)	-	1,690	(100%)
DJ Basin	-	-	0%	-	388	(100%)
Other	176	1,062	(83%)	601	828	(27%)
Total (Boe/d)	44,339	32,029	38%	37,187	27,595	35%

Daily production:
Oil (Bbls/d)	11,673	7,042	66%	9,553	5,105	87%
NGLs (Bbls/d)	15,895	8,564	86%	12,218	7,242	69%
Natural Gas (Mcf/d)	100,629	98,531	2%	92,494	91,489	1%
Total (Boe/d)	44,339	32,029	38%	37,187	27,595	35%

Average sales prices:
Oil, excluding derivatives ($/Bbl)	$90.52	$85.60	6%	$91.17	$85.03	7%
Oil, including realized derivatives ($/Bbl)	88.13	84.81	4%	89.67	83.87	7%
NGL, excluding derivatives ($/Bbl)	31.18	53.75	(42%)	35.88	51.26	(30%)
NGL, including realized derivatives ($/Bbl)	33.44	50.21	(33%)	37.84	47.40	(20%)
Natural gas, excluding derivatives ($/Mcf)	3.34	3.09	8%	2.77	4.00	(31%)
Natural gas, including realized derivatives ($/Mcf)	3.69	3.74	(1%)	3.28	4.89	(33%)
Total (excluding realized derivatives) ($/Boe)	$42.58	$42.69	(0.3%)	$42.10	$42.45	(1%)
Total (including realized derivatives) ($/Boe)	$43.57	$43.57	0%	$43.63	$44.18	(1%)

Average costs (per Boe):
Direct LOE	$2.46	$1.98	24%	$2.42	$2.72	(11%)
Workovers	0.35	0.01	3400%	0.09	0.06	50%
Insurance	0.05	0.01	400%	0.07	0.09	(22%)
Ad valorem tax	0.32	0.35	9%	0.54	0.60	(10%)
Treating and Transportation	3.55	2.89	23%	3.81	2.22	72%
Production taxes	1.27	1.81	(30%)	1.23	1.20	3%
DD&A	11.50	10.59	9%	11.33	12.24	(7%)
G&A, excluding stock-based compensation	3.38	5.02	(33%)	3.69	4.59	(20%)
Interest expense	1.47	1.57	(6%)	1.79	2.11	(15%)

Rosetta Resources Inc.
Derivatives Summary
Status as of February 25, 2013

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor Prices	Ceiling Prices
Product	Period	Instrument	Bbl	per Bbl	per Bbl
Crude oil	2013	Costless Collar	7,750	81.52	117.07
Crude oil	2014	Costless Collar	3,000	83.33	109.63

Crude oil	2013	Swap	3,000	95.72
Crude oil	2014	Swap	3,000	95.03

			Notional Daily
	Settlement	Derivative	Volume	Fixed Prices
Product	Period	Instrument	Bbl	per Bbl
NGLs	2013	Swap	7,500	41.96	(Includes Ethane)
NGLs	2014	Swap	5,000	40.64	(Includes Ethane)

			Notional Daily	Average	Average
	Settlement	Derivative	Volume	Floor/Fixed Prices	Ceiling Prices
Product	Period	Instrument	MMBtu	per MMBtu	per MMBtu
Natural gas	2013	Costless Collar	20,000	3.50	4.90
Natural gas	2014	Costless Collar	30,000	3.50	4.93
Natural gas	2015	Costless Collar	30,000	3.50	5.11

Natural gas	2013	Swap	20,000	3.98
Natural gas	2014	Swap	20,000	3.98
Natural gas	2015	Swap	10,000	3.95

Rosetta Resources Inc.
Summary of Expense Guidance
(Average Costs per Boe)

	2013 Full Year

Direct Lease Operating Expense	$2.15	-	$2.40
Insurance	0.07	-	0.08
Ad Valorem Tax	0.65	-	0.75
Treating and Transportation	4.20	-	4.65
Production Taxes	1.50	-	1.65
DD&A	11.75	-	12.90
G&A, excluding Stock-Based Compensation	3.20	-	3.55
Interest Expense	1.30	-	1.40

Rosetta Resources Inc.
Non-GAAP Reconciliation Disclosure
(In thousands, except per share amounts)

The following table reconciles net income (GAAP) to adjusted net income (non-GAAP) for the three and twelve months ended December 31, 2012 and December 31, 2011.  Adjusted net income eliminates the unrealized derivative activity from our financial commodity derivative transactions that affect the comparability of operating results and the related tax effects.  The Company uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but rather to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
Net income (GAAP)	$42,340	$32,201	$159,295	$100,546
Unrealized derivative loss (gain)	(593)	(7,918)	(19,662)	(1,233)
Tax benefit of MTM derivative loss (gain)	214	2,870	7,098	447
Adjusted net income (Non-GAAP)	$41,961	$27,153	$146,731	$99,760

Net income per share (GAAP)
Basic	$0.81	$0.62	$3.03	$1.93
Diluted	0.80	0.61	3.01	1.91

Adjusted net income per share (Non-GAAP)
Basic	$0.80	$0.52	$2.80	$1.92
Diluted	0.79	0.52	2.77	1.90